UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 3, 2011

Date of report (Date of earliest event reported)

SurModics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota		55344
(Address of Principal Executive Offices)		(Zip Code)

(952) 500-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 3, 2011, SurModics, Inc. (the “Company”) entered into a Separation and Release Agreement (the “Separation Agreement”) with Philip D. Ankeny, the Company’s former Senior Vice President and Chief Financial Officer, whose employment with the Company ended in connection with the strategic realignment announced on August 23, 2011. A copy of the press release with this announcement was included in a Current Report on Form 8-K filed by the Company on August 29, 2011.

Pursuant to the Separation Agreement, Mr. Ankeny will be entitled to receive, less applicable withholdings and subject to applicable rescission periods, (1) a separation payment of $252,350 which is equal to twelve (12) months base salary, (2) a payment of $132,750 representing a prorated amount of Mr. Ankeny’s incentive award under the Company’s fiscal 2011 annual incentive plan, and (3) a payment of $84,375 representing a portion of the value of certain stock awards that were granted to Mr. Ankeny on November 30, 2010, and that were forfeited as a result of the end of his employment with the Company. In addition, Mr. Ankeny will be entitled to receive payments to cover the costs of COBRA continuation coverage for a twelve (12) month period and executive-level outplacement assistance services.

Under the Separation Agreement, Mr. Ankeny agreed to a general release in favor of SurModics and also confirmed his agreement to abide by certain restrictive covenants regarding competition, solicitation, and confidentiality contained in a Non-Competition, Invention, Non-Disclosure Agreement signed by him when he joined the Company. The non-competition and non-solicitation obligations continue for a two-year period following the end of his employment with the Company.

This summary of the material terms of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Separation and Release Agreement dated October 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: October 7, 2011	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary